Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-268718 and 333-268718-01
(To Prospectus dated December 30, 2022
Prospectus Supplement dated December 30, 2022 and
Product Supplement STOCK CYN-1
dated August 2, 2023)

300,000 Units $10 principal amount per unit CUSIP No. 09710X539	Pricing Date Settlement Date Maturity Date	August 21, 2025 August 29, 2025 August 28, 2026

BofA Finance LLC
Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc
Fully and Unconditionally Guaranteed by Bank of America Corporation
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Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Underlying Stock on the applicable quarterly Coupon Observation Date is greater than or equal to 60% of the Starting Value.
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The Contingent Coupon Payment (with Memory) per unit payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.425 per unit (equal to a rate of approximately 17.00% per annum).
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Automatically callable if the Observation Value of the Underlying Stock on any quarterly Call Observation Date, occuring approximately three, six and nine months after the pricing date, is at or above the Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.
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If not called, a maturity of approximately 12 months.
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If not called, at maturity, if the price of the Underlying Stock has not decreased by more than 40%, a return of principal plus the final Contingent Coupon Payment (with Memory); otherwise, 1-to-1 downside exposure to decreases in the Underlying Stock from the Starting Value, with up to 100.00% of the principal amount at risk.
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All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, “Additional Risk Factor” on page TS-9 of this term sheet and “Risk Factors” beginning on page PS-9 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.789 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
Per Unit
Total
Public offering price………………………………...
$  10.000
          $3,000,000.00
Underwriting discount(1)…………………………….
$   0.075
          $     22,500.00
$   0.050
          $     15,000.00
Proceeds, before expenses, to BofA Finance……..
$   9.875
          $2,962,500.00
(1)
The underwriting discount reflects a sales commission of $0.075 per unit and a structuring fee of $0.050 per unit.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
August 21, 2025

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Summary
The Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure, which is the American Depositary Shares of Arm Holdings plc (the “Underlying Stock”), on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Underlying Stock on any Call Observation Date is equal to or greater than its Call Value.  If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Underlying Stock is greater than or equal to the Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Underlying Stock from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stock, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.
Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 12 months, if not previously called
Market Measure:	The American Depositary Shares of Arm Holdings plc, which is the “Underlying Company” (Nasdaq Global Select Market symbol: “ARM”)
Call Feature:	Autocallable Notes
Coupon Feature:	Contingent Coupon Payments (with Memory)
Barrier:	Applicable
Coupon Barrier:	$79.97 (60% of the Starting Value, rounded to two decimal places)
Threshold Value:	$79.97 (60% of the Starting Value, rounded to two decimal places)
Call Value:	$133.28 (100% of the Starting Value)
Contingent Coupon Payments (with Memory):
The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Underlying Stock on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) per unit payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.425 per unit (equal to a rate of approximately 17.00% per annum).

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:	$133.28
Ending Value:
The Closing Market Price of the Underlying Stock on the Final Calculation Day multiplied by the Price Multiplier on that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-32 of the accompanying product supplement.

Observation Value:	The Closing Market Price of the Underlying Stock on the applicable Coupon Observation Date or Call Observation Date multiplied by the Price Multiplier on that day.
Coupon Observation Dates:
November 21, 2025, February 23, 2026, May 21, 2026 and August 21, 2026 (the final Coupon Observation Date), which dates are approximately three, six, nine and twelve months after the pricing date. The scheduled Coupon Observation Dates are subject to postponement in the event of Market Disruption Events and non-trading days, as described beginning on page PS-30 of the accompanying product supplement.

Call Observation Dates:	The Coupon Observation Dates beginning on November 21, 2025 and ending on May 21, 2026.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-2

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Final Calculation Day/Maturity Valuation Period:	August 21, 2026 (which is also the final Coupon Observation Date)
Coupon Payment Dates:
Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-30 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Price Multiplier:	1, subject to adjustments for certain corporate events relating to the Underlying Stock described beginning on PS-33 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-3

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Determining Payments on the Notes
Contingent Coupon Payments (with Memory)
The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Underlying Stock on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier.
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-4

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement STOCK CYN-1 dated August 2, 2023: https://www.sec.gov/Archives/edgar/data/70858/000119312523201261/d518933d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Observation Value of the Underlying Stock will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.
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You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Underlying Stock will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.
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You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the price of the Underlying Stock is significantly greater than such return.
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You are willing to lose up to 100% of the principal amount if the notes are not called.
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You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.
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You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

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You anticipate that the Observation Value of the Underlying Stock will be less than its Coupon Barrier on each Coupon Observation Date.
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You wish to make an investment that cannot be automatically called prior to maturity.
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You seek an uncapped return on your investment.
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You seek principal repayment or preservation of capital.
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You want to receive dividends or other distributions paid on the Underlying Stock.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-5

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Examples of Hypothetical Payments
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Call Value, Observation Values and Contingent Coupon Payments (with Memory), whether the notes are automatically called and the term of your investment.  The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:
1)	a Starting Value of 100.00;
2)	a Coupon Barrier of 60.00;
3)	a Threshold Value of 60.00;
4)	a Call Value of 100.00;
5)	an expected term of the notes of approximately 12 months if the notes are not called on any Call Observation Date;
6)	the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.425 per unit;
7)	the Coupon Observation Dates occurring approximately three, six, nine and twelve months after the pricing date; and
8)	the Call Observation Dates occurring approximately three, six and nine months after the pricing date.
The hypothetical Starting Value of 100.00 for the Underlying Stock used in these examples has been chosen for illustrative purposes only. The actual Starting Value of the Underlying Stock is set forth on page TS-2 above.  For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Stock, which you would otherwise be entitled to receive if you invested in the Underlying Stock directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Example 1 - The Observation Value of the Underlying Stock on the first Coupon Observation Date (which is also the first Call Observation Date) is 50.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date and the notes are not automatically called.
Example 2 - The Observation Value of the Underlying Stock on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Call Value and the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date and the notes are not automatically called. The Observation Value of the Underlying Stock on the second Coupon Observation Date is 105.00. Therefore, the notes will be automatically called at $10.000 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:
the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.
= (i) $0.425 x 2 - (ii) $0.000 = $0.850 per unit
Call Payment on the second Call Payment Date = $10.850 per unit.
Example 3 - The Observation Value of the Underlying Stock on the first Coupon Observation Date (which is also the first Call Observation Date) is below the Call Value and the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date and the notes are not automatically called. The Observation Value of the Underlying Stock on the second Coupon Observation Date is above the Coupon Barrier but below the Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $0.850 per unit ($0.425 x 2 - $0) is paid on the applicable Coupon Payment Date but the notes are not automatically called. The Observation Value of the Underlying Stock on the third Coupon Observation Date is 75.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) is paid on the applicable Coupon Payment Date, calculated as follows:
the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.
= (i) $0.425 x 3 - (ii) $0.850 = $0.425 per unit
Contingent Coupon Payment (with Memory) payable on the third Coupon Payment Date = $0.425 per unit.
Example 4 - The Observation Value of the Underlying Stock on each of the first three Coupon Observation Dates (which are also the Call Observation Dates) is above the Coupon Barrier but below the Call Value. Therefore, the notes are not automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.425 per unit is paid on each of the first three Coupon Payment Dates. The Ending Value of the Underlying Stock is 95.00, which is greater than the Coupon Barrier and the Threshold Value. The Redemption Amount will equal $10.000 plus the final Contingent Coupon Payment (with Memory) of $0.425 = $10.425 per unit.
Example 5 - The Observation Value of the Underlying Stock on each of the first three Coupon Observation Dates (which are also the Call Observation Dates) is below the Coupon Barrier and the Call Value. Therefore, the notes are not automatically called prior to
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-6

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first three Coupon Payment Dates. If the Ending Value of the Underlying Stock is less than the Threshold Value (which would also be less than the Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Underlying Stock is 50.00, the Redemption Amount per unit will be:
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-7

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-9 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	If the notes are not called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount.
■	Your investment return is limited to the return represented by the Contingent Coupon Payments (with Memory) and may be less than a comparable investment directly in the Underlying Stock.
■	Payments on the notes will not reflect changes in the value of the Underlying Stock other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Date.
■	You may not receive any Contingent Coupon Payments (with Memory).
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If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call.

■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Stock, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stock, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in shares of the Underlying Stock) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-8

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
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The Underlying Company will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

■	You will have no rights of a holder of the Underlying Stock and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.
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While BAC and our other affiliates may from time to time own securities of the Underlying Company, we, BAC and our other affiliates do not control the Underlying Company, and have not verified any disclosure made by any other company.

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Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-33 of the accompanying product supplement.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Additional Risk Factor
ARM has limited actual historical information.
ARM commenced trading on the Nasdaq Select Global Market recently. Because ARM is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in notes linked to Underlying Stocks with a more established record of performance.
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-9

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
The Underlying Stock
We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.
Because the Underlying Stock is registered under the Securities Exchange Act of 1934, as amended, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.
This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.
Arm Holdings plc
Arm Holdings plc operates as a holding company. The company, through its subsidiaries, designs and manufactures semiconductor technology and other related products such as computer processors, memory controllers, internet protocol system, graphic processor, security, and storage devices. The company serves automotive, infrastructure, and consumer technologies markets worldwide. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "ARM". The company's CIK number is 0001973239.
The following graph shows the daily historical performance of the Underlying Stock on its primary exchange for the period from September 14, 2023 (the date ARM began trading) through August 21, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Stock was $133.28. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the Underlying Stock
This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-10

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We are paying a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduced the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-11

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Stock and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.
For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-15 and PS-17, respectively, and “Use of Proceeds” on page PS-24 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-12

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the American Depositary Shares of Arm Holdings plc, due August 28, 2026
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Underlying Stock.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize short-term capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

■
Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-13